UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

CARVANA CO.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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On March 13, 2026, Carvana Co. issued the below press release in connection with its 2026 Annual Meeting of Stockholders expected to be held on May 5, 2026.

Carvana Board of Directors Approves 5 for 1 Forward Stock Split

PHOENIX (March 13, 2026) – Carvana (NYSE: CVNA), the industry pioneer for buying and selling cars online, today announced that its Board of Directors approved a 5 for 1 split of its common stock. The split is designed to ensure that earning and buying whole shares of Carvana stock is within reach for all of its team members.

"This is the first split in Carvana’s history, and we believe it achieves the important goal of keeping our stock accessible to all of our team members," said Mark Jenkins, Chief Financial Officer of Carvana. "This decision follows significant stock appreciation as Carvana reached new all-time records for units and profitability while continuing to lead the industry in growth in 2025."
Carvana has a long history of company-wide equity and benefits programs. All tenured full time team members across all roles are eligible to earn equity through their years of service with Carvana. The company also offers a discounted Employee Stock Purchase Plan to encourage and facilitate long-term team member ownership.

"‘We’re all in this together’ is more than just a Carvana value; it is a reality of how we work and what makes us successful in delivering amazing customer experiences and in building toward our ambitious company goals. We’re proud to have an incredible team that truly owns outcomes and to give each team member an opportunity to participate in the value we create together over time," said Ernie Garcia, Founder and CEO of Carvana.
Carvana intends to effect the stock split and a corresponding increase in authorized shares through an amendment of its Certificate of Incorporation, which will be submitted for approval of Carvana’s stockholders.

If stockholders approve the Certificate of Incorporation amendment at the company's Annual Meeting of Stockholders on May 5, 2026, each record holder of Class A and Class B common stock as of the close of market on May 6 will receive four additional shares of common stock. No action by stockholders is required to receive the additional shares. Trading is expected to commence on a split-adjusted basis at the market open on May 7 under the company's existing trading symbol "CVNA."

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Additional Information and Where to Find It
This press release may be deemed solicitation material for the Company’s 2026 annual meeting of stockholders on May 5, 2026 (the “2026 Annual Meeting”) to vote on an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a forward stock split of its Class A and Class B common stock and to proportionately increase the number of authorized shares of each. This press release is not intended to, and does not, contain all information material to a voting decision and is not a substitute for the Company’s proxy statement. The Company has filed a preliminary proxy statement and will file a definitive proxy statement on Schedule 14A with the SEC.
BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSAL.
Proxy materials will be available free of charge at www.sec.gov and on the Company’s investor relations website at investors.carvana.com.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposal to approve the amendment to effect the stock split and authorized share increase. Information regarding the Company’s directors and executive officers, including their interests, is included in the preliminary proxy statement filed with the SEC on March 13, 2026. To the extent holdings of the Company’s securities by such persons have changed since the amounts set forth in that filing, such changes have been or will be reported on Forms 3, 4 and 5 filed with the SEC. These documents are available free of charge at www.sec.gov and on the Company’s investor relations website at investors.carvana.com. Additional information regarding participants’ interests will be included in the definitive proxy statement and other relevant SEC filings.

Forward Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's proposed forward stock split; the timing and outcome of the stockholder vote at the 2026 Annual Meeting; the filing and effectiveness of a certificate of amendment with the Delaware Secretary of State; and the Company's related plans, objectives, expectations, and intentions. Words such as "anticipate," "expect," "intend," "plan," "may," "will," and similar expressions, or their negatives, identify forward-looking statements. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, without limitation: the possibility that stockholders do not approve the proposed amendment to the certificate of incorporation; legal, regulatory, or other constraints that may prevent or delay the stock split from taking effect; the Board of Directors' discretion to alter the timing of, or abandon, the split; and other risks and uncertainties described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025. There is no assurance that any forward-looking statement will materialize. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
About Carvana
Carvana’s mission is to change the way people buy and sell cars. Since launching in 2013, more than 4 million customers have chosen Carvana’s leading automotive e-commerce experience to shop, sell, finance, and trade in vehicles entirely online, with the convenience of delivery or local pickup as soon as the same day. Carvana’s unique offering is powered by its passionate team, differentiated national infrastructure, and purpose-built technology.

For more information, please visit Carvana.com.

CONTACTS:
investors@carvana.com

press@carvana.com